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                                                              EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
EVEREN Capital Corporation:

  We consent to the use of our reports included herein, dated May 5, 1995 relating to the consolidated statement of financial condition of Kemper Securities Holdings, Inc. and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, changes in stockholders' equity, cash flows and financial statement schedules for each of the years in the two-year period ended December 31, 1994 and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Chicago, Illinois

September 6, 1996